Exhibit 99.1

FOR IMMEDIATE RELEASE

January 27, 2021

Codorus Valley Bancorp, Inc.

Reports Fourth Quarter and Full Year 2020 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (PeoplesBank), collectively referred to as the Company, today announced net income of $4.8 million or $0.49 per share basic and $0.48 per share diluted, for the quarter ended December 31, 2020, as compared to net income of $4.5 million or $0.46 per share basic and diluted, for the quarter ended December 31, 2019. For the year ended December 31, 2020, net income was $8.4 million or $0.86 per share basic and diluted, compared to $18.6 million or $1.89 per share basic and $1.88 per share diluted, for the year ended December 31, 2019.

“Earnings for the fourth quarter 2020 increased by 6.7% over the same period in 2019. Annual net income for 2020 was impacted by an increase in the provision for loan and lease losses and a lower net interest margin due to actions earlier this year by the Federal Reserve Board of Governors,” stated Larry J. Miller, Chairman, President/CEO. “Non-interest income increased by 30.6% in the fourth quarter, predominately due to higher volumes of mortgages which are being originated and then sold to the secondary market. Due to increased community cases of COVID-19, the majority of our Financial Centers operated with drive-thru only hours and modified staffing schedules to ensure the safety of our clients and our staff during the second half of the fourth quarter,” added Miller.

The Corporation’s net interest income for the three months ended December 31, 2020 was $15.2 million, a decrease of $900,000 or 5.8 percent when compared to the net interest income of $16.1 million for the same period in 2019. For the year ended December 31, 2020, net interest income was $60.5 million, reflecting a decrease of $3.5 million or 5.4 percent compared to $64.0 million for the year ended December 31, 2019. The Corporation’s tax-equivalent net interest margin (NIM) was 3.13 percent for the year ended December 31, 2020, compared to the tax-equivalent NIM of 3.66 percent for the same period in 2019. A major component of the reduction in the net interest margin were the actions taken by the Federal Reserve Board lowering benchmark interest rates 150 basis points since October 2019.

The provision for loan losses for the three months ended December 31, 2020 was $800,000 compared to $200,000 for the same period in 2019. For the year ended December 31, 2020, the provision for loan losses was $14.7 million compared to $2.5 million for the year ended December 31, 2019. The increased provision expense was attributed primarily to the partial charge off arising from four distinct commercial lending relationships and the related impact to the historical loss portion of the allowance for loan losses. In addition, changes in the external environment created by COVID-19 caused Management to increase the qualitative factors for certain loan segments in the allowance for loan loss analysis, which resulted in additional provision for loan losses in the quarter. The Corporation’s nonperforming assets ratio was 2.56 percent as of December 31, 2020, an increase from the nonperforming assets ratio as of December 31, 2019 of 1.72 percent. The increase was primarily the result of a $12.5 million commercial client relationship within the hotel industry moving to nonaccrual status during the quarter. As of December 31, 2020, management believes the allowance for loan losses is adequate, however, changing economic conditions associated with the COVID-19 pandemic may require future adjustments.

Noninterest income for the fourth quarter 2020 was $4.7 million, an increase of $1.1 million or 31.2 percent, as compared to noninterest income of $3.6 million for the fourth quarter 2019, primarily due to an increase in the gains on the sale of mortgage loans. For the year ended December 31, 2020, noninterest income was $15.9 million, an increase of $2.0 million or 14.2 percent, as compared to noninterest income of $13.9 million for the year ended December 31, 2019.

Noninterest expense was $13.1 million for the fourth quarter 2020, a decrease of $687,000, or 5.0 percent, as compared to noninterest expense of $13.8 million for the fourth quarter 2019. For the year ended December 31, 2020, noninterest expense totaled $51.2 million, a decrease of $525,000 or 1.0 percent compared to $51.7 million for the year ended December 31, 2019.

Income tax expense for the quarter ended December 31, 2020 was $1.3 million compared to $1.2 million for the same period in 2019. Income tax expense for the year ended December 31, 2020 was $2.0 million compared to $5.0 million for the same period in 2019.

Dividend Declared

As recently announced, on January 12, 2021, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.11 per share, payable on February 9, 2021 to shareholders of record at the close of business on January 26, 2021. The payment of this $0.11 per share cash dividend represents a 10 percent increase over the prior quarter’s dividend of $0.10 per share. In addition, the Board of Directors declared a special cash dividend of $0.02 per share, payable on February 9, 2021 to shareholders of record at the close of business on January 26, 2021.

If you do not currently participate in the Corporation’s Dividend Reinvestment and Stock Purchase Plan (DRSPP), your quarterly cash dividend and special dividend will be paid in a single check or ACH payment.

COVID – 19 Pandemic

The Company’s Pennsylvania and Maryland markets experienced an increase in COVID-19 cases in late November and December. The increase in community cases also had an impact on the bank’s own associates requiring higher levels of quarantining than had been experienced in prior quarters. The increase in community cases resulted in a need to temporarily close four financial centers and move to drive-thru only access for the majority of financial centers in mid-December. This allowed PeoplesBank to move to a modified A/B staffing schedule to ensure continuity of service and to limit the exposure of client-facing associates who would be impacted if one associate tested positive for COVID-19.

Associates

Approximately 40 percent of the Company’s associates continue to work off-premise. A phased approach and a comprehensive plan to safely return associates working remotely has been developed, and will be implemented as the number of COVID-19 cases decline. A detailed protocol for the safety of associates and clients has been followed, including notifying clients, based on CDC guidelines, who may have come into close contact with an associate who has tested positive.

Re-Opening

At the time of this release, four Financial Centers are temporarily closed, 16 are operating drive-thru only hours, and four are operating with lobby hours where drive-thru service is not available. Many locations are operating with modified hours on Wednesday. Lobby access is available by appointment only. Most Retirement Community Office lobbies also remain open by appointment only with several modifications to ensure the safety of clients and associates. Three Loan Production Offices (Hanover, Centerville, and Bel Air) remain closed.

Client Hardship

PeoplesBank continues to responsibly and prudently extend credit to qualified borrowers. PeoplesBank began accepting applications for the next round of PPP funding on January 20, 2021. Applicants are able to use PeoplesBank’s new commercial loan origination system, which provides a more streamlined application process.

Other News

The Company announced on December 9, 2020, the successful private placement of $31.0 million in aggregate principal amount of 4.50% Fixed-to-Floating Rate Subordinated Unsecured Notes due 2030. This debt offering will strengthen the Company’s already strong capital position, provide additional flexibility to grow the franchise and will enhance the Company’s ability to execute on its long-term business strategies.

The Company also successfully rolled out phase one of its new commercial loan origination system in the fourth quarter. This new system will track all client referrals and will serve as the backbone for PeoplesBank’s companywide CRM (Customer Relationship Management) system in the future.

In November, the Company announced the closure of two Retirement Community Offices at Normandie Ridge and Luther Acres on February 18, 2021. Both of these offices are in close proximity to full-service PeoplesBank Financial Centers. PeoplesBank will continue to operate Retirement Community Offices in five communities within its Pennsylvania market after these two closures.

The Company

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: the recent and continuing coronavirus (COVID-19) pandemic which poses risks and may harm the Corporation’s business and results of operations in future quarters, credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2019 Form 10-K and 2020 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller	Larry D. Pickett, CPA
Chairman, President and CEO	Treasurer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	lpickett@peoplesbanknet.com

Codorus Valley Bancorp, Inc.
Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three months ended		Years ended
	December 31,		December 31,
	2020	2019	2020	2019
Interest income	$18,275	$21,440	$75,713	$85,317
Interest expense	3,063	5,288	15,253	21,378
Net interest income	15,212	16,152	60,460	63,939
Provision for loan losses	760	200	14,675	2,450
Noninterest income	4,690	3,574	15,892	13,912
Noninterest expense	13,126	13,813	51,204	51,729
Income before income taxes	6,016	5,713	10,473	23,672
Provision for income taxes	1,259	1,219	2,031	5,025
Net income	$4,757	$4,494	$8,442	$18,647
Basic earnings per share	$0.49	$0.46	$0.86	$1.89
Diluted earnings per share	$0.48	$0.46	$0.86	$1.88

Condensed Consolidated Statements of Financial Condition (Unaudited)
(in thousands of dollars)

	December 30,	December 31,
	2020	2019
Cash and short term investments	$335,793	$131,591
Investment securities	187,595	164,226
Loans	1,560,570	1,516,938
Allowance for loan losses	(21,264)	(21,066)
Net loans	1,539,306	1,495,872
Premises and equipment, net	25,206	25,967
Operating leases right-of-use assets	2,386	3,021
Goodwill	2,301	2,301
Other assets	69,612	63,567
Total assets	$2,162,199	$1,886,545

Deposits	$1,863,539	$1,590,564
Borrowed funds	55,146	89,557
Subordinated debentures	30,602	—
Operating leases liability	2,515	3,184
Other liabilities	12,437	12,072
Shareholders’ equity	197,960	191,168
Total liabilities and shareholders’ equity	$2,162,199	$1,886,545

Codorus Valley Bancorp, Inc.
Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2020	2020	2020	2020	2019	December 31,
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2020	2019
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income (loss)	$4,757	$3,624	$3,050	$(2,989)	$4,494	$8,442	$18,647
Basic earnings (loss) per share	$0.49	$0.37	$0.31	$(0.31)	$0.46	$0.86	$1.89
Diluted earnings (loss) per share	$0.48	$0.37	$0.31	$(0.31)	$0.46	$0.86	$1.88
Cash dividends paid per share	$0.100	$0.100	$0.160	$0.160	$0.152	$0.520	$0.608
Book value per share	$20.16	$19.83	$19.60	$19.42	$19.59	$20.16	$19.59
Tangible book value per share (2)	$19.93	$19.60	$19.36	$19.18	$19.36	$19.93	$19.36
Average shares outstanding	9,804	9,792	9,770	9,759	9,741	9,782	9,863
Average diluted shares outstanding	9,831	9,814	9,794	9,813	9,803	9,809	9,930

Performance Ratios (%)
Return (loss) on average assets (3)	0.90	0.70	0.59	(0.63)	0.96	0.41	1.01
Return (loss) on average equity (3)	9.66	7.47	6.37	(6.15)	9.43	4.35	9.98
Net interest margin (4)	3.03	3.02	3.07	3.44	3.61	3.13	3.66
Efficiency ratio (5)	65.56	65.27	65.52	70.42	69.50	66.68	65.93
Net overhead ratio (3)(6)	1.60	1.61	1.68	2.09	2.18	1.73	2.05

Asset Quality Ratios (%)
Net loan charge-offs to average loans (3)	0.10	0.52	1.09	2.04	0.08	0.93	0.04
Allowance for loan losses to total loans (7)	1.38	1.33	1.31	1.55	1.40	1.38	1.40
Nonperforming assets to total loans and foreclosed real estate	2.56	1.29	1.31	1.97	1.72	2.56	1.72

Capital Ratios (%)
Average equity to average assets	9.32	9.31	9.30	10.23	10.17	9.52	10.12
Tier 1 leverage capital ratio	9.58	9.51	9.50	10.18	10.55	9.58	10.55
Common equity Tier 1 capital ratio	13.10	13.20	12.85	12.24	12.45	13.10	12.45
Tier 1 risk-based capital ratio	13.79	13.90	13.55	12.91	13.11	13.79	13.11
Total risk-based capital ratio	17.13	15.15	14.80	14.17	14.36	17.13	14.36

(1) per share amounts and shares outstanding were adjusted for stock dividends
(2) book value less goodwill and core deposit intangibles
(3) annualized for the quarterly periods presented
(4) net interest income (tax-equivalent) as a percentage of average interest earning assets
(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(6) noninterest expense less noninterest income as a percentage of average assets
(7) excludes loans held for sale

Reconciliation of Non-GAAP Financial Measure (Tangible Book Value)

(in thousands, except per share data)	2020	2020	2020	2020	2019
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Total Shareholders’ Equity	$197,960	$194,261	$191,835	$189,596	$191,168
Less: Preferred Stock	0	0	0	0	0
Less: Goodwill and Other Intangible Assets	(2,308)	(2,309)	(2,310)	(2,311)	(2,312)
Tangible Shareholders’ Equity	$195,652	$191,952	$189,525	$187,285	$188,856

Common Shares Outstanding	9,821	9,795	9,788	9,764	9,756
Book Value Per Share	$20.16	$19.83	$19.60	$19.42	$19.59

Book Value Per Share	$20.16	$19.83	$19.60	$19.42	$19.59
Effect of Intangible Assets	(0.23)	(0.23)	(0.24)	(0.24)	(0.23)
Tangible Book Value Per Share	$19.93	$19.60	$19.36	$19.18	$19.36

This report contains certain financial information determined by methods other than in accordance with GAAP.  This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the analysis of the Corporation’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Our management uses this non-GAAP measure in its analysis of our performance because it believes this measure is material and will be used as a measure of our performance by investors.